EXHIBIT 10.2

Execution Version

FIRST AMENDED AND RESTATED MASTER SUPPLY AGREEMENT
FOR PURCHASE AND SALE OF ENERGY STORAGE EQUIPMENT

By and Between
Powin, LLC
(“Supplier”)
And
Stem, Inc.
(“Customer”)

i

RESTATEMENT OF MASTER SUPPLY AGREEMENT
This amendment and restatement of that certain Master Supply Agreement executed between the Powin Energy Corporation (predecessor to Powin, LLC) and Stem, Inc. on September 14, 2020 (together with all exhibits, schedules, purchase orders, and annexes hereto, this “First Restated Agreement”) is made and entered into as of September 14, 2022 (“Agreement Effective Date”) by and among Powin, LLC, a Delaware limited liability company, with its principal place of business located at 20550 SW 115th Ave, Tualatin, OR 97062 (“Supplier”), and Stem, Inc., a company duly organized and existing under the laws of Delaware, located at 100 Rollins Road, Millbrae, CA 94030 (“Customer” or “Stem”). Supplier and Customer may, hereinafter, be referred to individually as a “Party” or collectively as the “Parties”. This First Restated Agreement sets forth the terms and conditions for the purchase and sale of the Products (as defined below). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Exhibits hereto.
AGREEMENT
1.Scope of Agreement.
1.1Products Covered. Customer may purchase one or more of the products listed on Exhibit A attached hereto or as otherwise mutually agreed in writing by the Parties (the “Products”), subject to the terms and conditions contained herein. This First Restated Agreement shall govern the terms of all Purchase Orders (defined below) for Products regardless of whether such Purchase Order expressly references this First Restated Agreement. “Products” shall refer to the entire energy storage system unless context requires otherwise. Certain defined terms as used herein may be defined in the Exhibits, such as in the Warranty (defined below).
1.2Non-exclusivity. This First Restated Agreement is not exclusive, meaning that Customer may purchase similar products from manufacturers or suppliers other than Supplier or its affiliates.
1.3Document Priority. In the event of a conflict between this First Restated Agreement and a Purchase Order document, the Purchase Order shall control.

2.Products and Order Placement.
14.1Purchase Orders. From time to time, Customer may place orders to buy Products from Supplier, subject to the terms and specifications of such order (each, a “Purchase Order” or “PO”), the form of which is attached hereto as Exhibit D. Supplier shall accept or reject in writing a Purchase Order received from Customer as soon as possible, but in no event later than ten (10) business days after receipt of such Purchase Order, deeming such document an “Accepted Purchase Order” by countersigning such Purchase Order or providing a Purchase Order confirmation document, in either case without modification of the Purchase Order terms. Supplier’s failure to respond to a Purchase Order within the preceding time period shall be considered a rejection of such Purchase Order. If the Purchase Order cannot be accepted or rejected within ten (10) business days, then Supplier shall notify Customer as soon as possible, but in no event later than ten (10) business days after receipt of such Purchase Order, and shall provide the amount of additional time that Supplier will require to adequately assess the request; provided, at any time after the ten (10) business day period, Customer may withdraw a pending Purchase Order prior to Customer’s receipt of acceptance in writing by Supplier. Except as expressly set forth in this First Restated Agreement, once Supplier accepts a Purchase Order, the Purchase Order shall not be modified without the written consent of both Parties. For purposes of this First Restated Agreement, all references to “business day” shall mean any day except a Saturday, Sunday, or an observed federal holiday in the United States.

14.2Lead-Times. With respect to Purchase Orders for Products listed in Exhibit A, Supplier shall deliver such Products within forty-two (42) weeks to U.S. West Coast port of entry, U.S. East Coast port of entry, and Toronto, Canada from the date of Supplier’s receipt of the initial payment milestone set forth in the Purchase Order (the “Standard Lead Times”). Customer may submit a Purchase Order specifying a shorter or longer lead time, and Supplier may accept or reject such Purchase Order at its sole discretion, provided that if Supplier accepts such Purchase Order, Supplier agrees to be bound by the agreed Guaranteed Delivery Date(s) (as defined below) in such Purchase Order. Customer and Supplier shall review the Standard Lead Times on a quarterly basis. With respect to Purchase Orders for any Products not listed in Exhibit A, such Products shall have lead-times as agreed to by the Parties as set forth in the respective Purchase Order.
14.3 Forecasts. Every three (3) months, on a predetermined schedule mutually agreed by the Parties, Customer shall provide to Supplier a non-binding forecast of the Products that Customer anticipates ordering from Supplier during the following six (6)-month period (“Order Volume Forecast”). Customer shall make commercially reasonable efforts to ensure the accuracy of the Order Volume Forecast.
3.Pricing and Taxes.
14.1Pricing. The pricing set forth in Exhibit C shall remain valid during the Pricing Period as defined in Exhibit C. As set forth in Exhibit C, the prices for the Products sold under Purchase Orders issued by Customer shall vary based on their kilowatt hour (“kWh”) alternating current (“AC”) capacity and the cumulative volume of Products purchased by Customer. All kWh-based volume pricing shall be based on the “kWh AC Nameplate Capacity” of such Product sold under this First Restated Agreement unless it is explicitly specified as kWh direct current (“DC”). For an Accepted Purchase Order, the “Purchase Order Price” shall mean the total amount owed under a Purchase Order for all Products under such Purchase Order, including the upfront cost of the Products plus transportation in accordance with applicable Incoterms and subject to the Delivery Terms of Exhibit C, plus any Warranty associated with such Products if such Warranty costs are paid upfront (as opposed to annually during operation of the Product via the LTSA, as defined in Section 11.3) and are listed in the Purchase Order. Subject to Section 3.4, the “Product Price” is the equipment price for a particular Product purchased, excluding any warranty payments and/or maintenance fees. The Purchase Order Price, Product Price, and all prices herein are denominated in United States Dollars unless otherwise noted.
14.2Changes in Prices. The Purchase Order Price shall be based on the terms of Exhibit C and shall be fixed once the Purchase Order is accepted, subject to the Annual Pricing Adjustment set forth in Exhibit C. The limitation set forth in the immediately preceding sentence shall not preclude the application or collection of liquidated damages or other adjustments as expressly allowed under this First Restated Agreement.
14.3[ ].
14.4Taxes. Unless otherwise agreed in an Accepted Purchase Order; (i) the applicable Product Price(s) and the Purchase Order Price shall include all non-U.S. taxes applicable to the Products, and taxes on Supplier’s income and payroll; and (ii) the applicable Product Price(s) and the Purchase Order Price excludes all sales and/or use taxes of any jurisdiction of the United States with respect to the purchase and sale of the applicable Products (such U.S. sales/use taxes, the “Customer Taxes”). Customer Taxes shall be the sole responsibility of Customer. If applicable, Customer shall provide Supplier a reseller’s certificate or other tax exemption documentation prior to Delivery of the applicable Products. If Supplier does not timely receive such tax exemption documentation from Customer, Supplier may invoice Customer for any applicable Customer Taxes which Supplier is required to collect and remit such Customer Taxes to the applicable taxing authority.

4.Shipment and Delivery.
4.1Incoterms. Unless otherwise agreed in an Accepted Purchase Order, Supplier will ship Products according to the delivery terms set forth in Exhibit C and prices for Product shall reflect all costs of such delivery terms in accordance with Exhibit C.
4.2Title and Risk of Loss. Title to the Products shall transfer to Customer at the earlier to occur of (i) delivery of the Products to the Delivery Location or (ii) Supplier’s receipt of payment in full of the applicable Product Price. Supplier shall transfer title free and clear of all liens, claims, and encumbrances, except for those liens or security interests which Supplier maintains in the Products pending the receipt of payment in full from Customer. Risk of loss to the Products shall pass to Customer upon delivery of the Products to the Delivery Location. In the case that Products are delivered in multiple pieces, parts, or components, risk of loss with respect to each piece, part, or component shall transfer as described in this Section 4.2. Title and risk of loss with respect to Products or components thereof that are rejected by Customer pursuant to Section 4.6 shall transfer back to Supplier at the Supplier’s pick-up of the rejected Products or components thereof, which shall take place within ten (10) business days of such rejection. Customer is solely responsible for providing adequate insurance for the Products when Supplier makes the Products available for unloading at the Delivery Location.

4.3    Liens. If any third-party liens or encumbrances arise in violation of Section 4.4 in connection with the Products, Supplier shall, within ten (10) business days of learning of such unpermitted liens or encumbrances, remove any such unpermitted liens or encumbrances. Upon the failure of Supplier to discharge or cause to be released any improper lien or encumbrance as required under this Section 4.3, Customer may, but shall not be obligated to, pay, discharge or obtain a surety bond for such lien or encumbrance and, upon such payment, discharge or posting of surety bond, shall be entitled to reimbursement from Supplier of the amount thereof together with all documented out-of-pocket expenses reasonably incurred by Customer in connection with such payment, discharge or posting upon the submission of an invoice thereof to Supplier setting forth all such amounts. Supplier shall pay any such invoice from Customer within thirty (30) days from the date of the invoice.
4.4Delivery.
“Deliver”, “Delivered” or “Delivery” means that Supplier has transported the Products to the Delivery Location and made such Products available to Customer (or its representatives or contractors) for unloading. Delivery Location means the location specified on an Accepted Purchase Order, which location may be the location where the Product will be installed and Commissioned (“Project Site”) or any other location identified on an Accepted Purchase Order or Change Order (collectively, the “Delivery Location”). Unless Delivery is rescheduled in accordance with Section 5.3, Delivery shall take place no later than the applicable delivery date(s) listed on the Accepted Purchase Order for the applicable Products (each such date, a “Guaranteed Delivery Date”), except in the case of Customer-Caused Delay. Unless otherwise set forth on an Accepted Purchase Order, Customer shall have the Delivery Location ready for Delivery no later than the applicable Scheduled Delivery Date. In the case that the Delivery Location is not ready for Delivery on the Scheduled Delivery Date, it will be considered a Customer-Caused Delay. “Scheduled Delivery Date” means each date beginning on which Supplier is entitled to make Delivery of the applicable Product or Product Component, as set forth in an Accepted Purchase Order. Customer, at its own expense, shall be responsible for unloading the Products at the Delivery Location. Supplier shall be entitled to begin Delivery as of the applicable Scheduled Delivery Date. Upon receipt of the Product at the Delivery Location, Customer shall cause the Product to be unloaded within two (2) hours per truck after arrival, provided that Supplier has included the Delivery Documentation required under Section 4.8, and Customer shall be liable to Supplier for any demurrage or standby charges arising out of Customer’s failure to timely unload the Product.

4.5    Delivery Delay Damages.
(a)    [ ].
(b) Each Guaranteed Delivery Date shall be adjusted on a day-for-day basis upon the occurrence and during the continuation of any Force Majeure event or any Customer-Caused Delay. “Customer-Caused Delay” shall mean: (i) any delays by Customer in making any payment, non-compliance by Customer with the Accepted Purchase Order (including the Division of Responsibility and any failure of Customer to achieve Customer’s Responsible Dates in the Project Schedule attached thereto) that are directly related to the milestones guaranteed by Supplier; (ii) failure by Customer to have the Delivery Location prepared for Delivery per the DOR and Project Schedule in the Accepted Purchase Order by the applicable Site Readiness Date and Scheduled Delivery Date; (iii) breach by Customer of the applicable Accepted Purchase Order(s) causing Supplier delay in meeting Supplier’s Guaranteed Delivery Dates for such Accepted Purchase Order(s); and/or (iv) Customer’s action or inaction causing Supplier’s inability or delay in completing the Work.
(c) Undisputed Delivery Delay Damages shall be payable to Customer no later than thirty (30) days from invoice for the same by Customer. The Delivery Delay Damages shall not exceed [ ] percent ([ ]%) of the applicable Purchase Order Price.
(d)    Reserved.
(e)    In addition to the relief described above, if Customer does not have the Delivery Location(s) prepared for Delivery by the applicable Guaranteed Delivery Date, Customer shall be liable for any demurrage, storage, or standby charges incurred by Supplier until the date the Delivery Location(s) are prepared for Delivery. Such charges shall be subject to a cost-plus Change Order as set forth in Section 5.3. Customer shall provide Supplier with twenty (20) days prior written notice if Customer anticipates it will not have the Delivery Location(s) prepared for Delivery upon Supplier’s Scheduled Delivery Date. Customer shall then provide to Supplier, within five (5) business days of such notice, an alternative delivery location reasonably proximate to the original Delivery Location to which Supplier shall Deliver the Product, and such location must comply with any Supplier storage requirements. Upon such Customer notice, the alternative delivery location shall be deemed the “Delivery Location” for purposes of Section 4.4 and the other provisions of this First Restated Agreement. In addition to the demurrage, storage, or standby charges set forth above, Customer shall reimburse Supplier for the incremental costs associated with changing the Delivery Location.
4.6    Inspection; Damage.
(a)Upon arrival and unloading of each shipment of Products or Product Components at the Delivery Location, Customer shall have [ ] (“Product Acceptance Period”) to: (i) conduct a representative visual inspection of the Products or Product Components Delivered in such shipment, and (ii) conduct a count of the quantity of Products or Product Components Delivered in such shipment. Customer shall record any discrepancies in quantity, type, damage or nonconformity in writing on the packing slip for such shipment and request that the carrier’s agent countersign such record of discrepancies. Customer shall also photograph any damaged exterior packaging before opening the Damaged Products discovered during the course of such inspection and provide copies of such photographs to Supplier as supporting documentation included in the Rejection Notice (as defined below).

(b)    Any shortage in quantity of Products delivered shall be hereinafter referred to as a “Shortage.” Any Product not in conformity with the requirements set forth under an Accepted Purchase Order at Delivery shall be hereinafter referred to as “Damage” or “Damaged”. If Customer alleges the existence of any Shortage or Damage, Customer shall provide written notice to Supplier prior to expiration of the Product Acceptance Period setting forth reasonable evidence establishing the existence of Shortage or Damage, including without limitation the quantity and type of related Products, the date the related Products are Delivered or are supposed to be Delivered and supporting documentation of such allegations (“Rejection Notice”), and Supplier shall have the right to inspect and confirm such Shortage or Damage as claimed in the Rejection Notice within five (5) business days. Customer shall make all Damaged Products that are the subject to a Rejection Notice available at all reasonable times for inspection at the Delivery Location by Supplier’s authorized representatives and shall provide all assistance to such authorized representatives as may reasonably be requested in conducting such inspection.
(c)    For any Products subject to a Rejection Notice, Supplier shall at its sole discretion: (i) repair such Damage free of charge to like new condition; (ii) replace the Damaged Products; or (iii) for any Shortage, deliver additional Products to cure same.
(d)     Supplier shall pay all costs associated with loading, unloading, and transporting the Damaged Products confirmed by Supplier under the applicable Rejection Notice from the Delivery Location. During any period where the Damaged Products remain in the possession of Customer, Customer shall make commercially reasonable efforts to protect such Damaged Products from further damage, theft, or other loss, subject to Supplier’s responsibility for the direct costs therefor; provided, however, Supplier shall be responsible for all costs, including the costs of storage, transportation to and from the Delivery Location, labor, equipment, and removal, directly caused by the rejection of any Products by Customer. Title to any replaced Damaged Products shall revert to Supplier upon Supplier’s pick up of such replaced Damaged Products.
(e)    If Customer fails to provide Supplier a Rejection Notice within the Product Acceptance Period for all or any portion of the Products or Product Components Delivered, such Products shall be deemed accepted by Customer as of the date of its Delivery to the Delivery Location; provided, however, for the avoidance of doubt, the inspection, acceptance and/or rejection of any portion of the Products by Customer pursuant to this Section 4.6(e) shall not reduce or diminish Supplier’s Warranty obligations set forth under Article 11 with respect to such Products.
(f)    If Customer discovers Damage to any Product after the Product Acceptance Period, which could not have reasonably been discovered during the Product Acceptance Period, and prior to installation of such Product or Commissioning, then Customer shall provide written notice to Supplier setting forth reasonable evidence establishing (1) the existence of such Damage, including without limitation the quantity and type of Damaged Products, and (2) that such Damage was caused by Supplier. If such Damage prevents Customer from completing its scope of work in the Division of Responsibility, Supplier agrees to commence repair or replacement of such Damaged Products within five (5) business days of receipt of Customer’s applicable notice of Damage. If such Damage does not prevent Customer from completing its scope of work in the Division of Responsibility, Customer may file a Claim under the Warranty regardless of commencement of the Warranty term, and Supplier shall repair or replace the Damaged Products prior to or during Commissioning of the Product.
(g)    To the extent Damage to the Products occurs as a result of Supplier’s Product installation, Commissioning, or any other Project Site activities of Supplier or its employees, agents, or subcontractors, Supplier shall be responsible for all such Damage. If Customer discovers such Damage prior to completion of Commissioning and provided that the Customer can provide solid evidence to prove it was Supplier’s employees, agents or subcontractors that caused such Damage, Supplier shall fix or replace such Damaged Product prior to or during Commissioning of the Product. Except such Supplier-caused Damage, Customer shall be responsible for any Damage after Delivery or caused during inspection and installation in each case that is not covered under the Warranty. If such Supplier-caused Damage is discovered after Commissioning and covered under the Warranty, then Customer may file a claim under the Warranty.
4.7Insurance. Throughout the term of this First Restated Agreement and while any Product sold under this First Restated Agreement is still covered under the Warranty, Supplier shall comply with the insurance requirements stated in Exhibit F-1, and Customer shall comply with the insurance requirements stated in Exhibit F-2.
4.8Delivery Documentation. Supplier shall provide a separate bill of lading or similar shipping documentation for each Delivery (the “Delivery Documentation”). The Delivery Documentation shall be physically affixed to the packaging of the Products and a copy emailed to Customer prior to Supplier’s invoice for such Delivery. The Delivery Documentation shall include part numbers and quantities of each item or Products delivered, in addition to the Purchase Order number and Customer System ID (when applicable).
4.9Customer Installation. Customer (itself or through a subcontractor) shall be solely responsible for the installation of the Products and Product Components (other than as specified in Attachment 2 of an Accepted Purchase Order) in accordance with the Installation Manuals, Technical Specifications, Applicable Law, and Standards of Practice (the “Installation Requirements”). Customer is responsible for all other work including civil, engineering, interconnect, and permitting relating to the Project other than the Work (“Work” means all activities, services, and obligations to be performed and all Product to be Delivered by or on behalf of Supplier under an Accepted Purchase Order, including but not limited to those set forth in Attachment 1 and Attachment 2 of an Accepted Purchase Order).
(a)Upon Customer’s completion of installation in accordance with the Installation Requirements, Customer shall provide Supplier with a written notice of such completion (such notice, the “Notice of Installation Completion”) in the form provided in Exhibit J.
(b)Supplier, within five (5) Business Days of its receipt of a Notice of Installation Completion, shall review (either virtually or at the Project Site) Customer’s installation work and either accept or reject the Notice of Installation Completion. Supplier’s approval of Customer’s Notice of Installation Completion shall not be unreasonably delayed, conditioned, or withheld. Supplier’s rejection of the Notice of Installation Completion, if applicable, shall be accompanied by a written description of the basis for such rejection in sufficient detail and scope to permit Customer (itself or through a subcontractor) to correct any errors or deficiencies.
(c)Supplier shall accept the Notice of Installation Completion if the following requirements are met to Supplier’s satisfaction:
i.all civil work relating to the installation of the Product has been completed, and safe access provided to the Project Site has been provided to Supplier for its performance of the Commissioning work;
ii.backfeed power is available to provide power to the Product, auxiliary circuit, and balance of system, and the connection, including all permissions received, is ready for pushing or pulling power when needed;

iii.all Customer-furnished equipment (e.g., switchgear) has been commissioned (in conformance with Exhibit H Attachment 1), tested, and is ready to be energized;
iv.internet service1 is available with sufficient bandwidth for remote access by Supplier and to support Supplier’s API and StackOS;
v.the Product is installed per the Installation Requirements; and
vi.the applicable AC power, communication, and DC power cables are installed
(“(i)” through “(vi)”, collectively, “Installation Acceptance”).
(d)In the event Supplier rejects the Notice of Installation Completion, Customer shall correct any errors or deficiencies and provide Supplier with a revised Notice of Installation Completion, and the process shall repeat until Customer’s installation is in conformance with the Installation Requirements and Supplier has accepted the Notice of Installation Completion (such date the “Installation Acceptance Date”).
Product Component Installation and Commissioning. Supplier agrees to perform its on-site Product Component installation scope as described in Attachment 2 to an Accepted Purchase Order. Supplier agrees to complete a successful Capacity Test as set forth in the Performance Guarantee attached to an Accepted Purchase Order (“Commissioning”) of the Product at the Project Site. Supplier shall begin the Commissioning process on the date directed by Customer (the “Scheduled Commissioning Commencement Date”), provided that Customer provides Supplier at least twenty (20) days’ prior written notice of the Scheduled Commissioning Commencement Date for remote battery-only Commissioning, and thirty-five (35) days’ prior written notice if the scope of Commissioning described in Attachment 1 - Statement of Work of an Accepted Purchase Order extends beyond the battery. Commissioning shall not include any project specific, customer requested, or utility requested testing, or UL field testing, any of which shall be completed as specified in the project-specific Purchase Order and requirements of Final Acceptance. As part of such Product Component installation (if applicable) and Commissioning, Supplier shall, no later than one (1) day following completion of such services, have removed any and all debris related to such activities from the Project Site if the garbage collection service is elected by the Customer. The Scheduled Commencement Commissioning Date shall be adjusted on a day-for-day basis upon the occurrence and during the continuation of any Force Majeure event or any Customer-Caused Delay. If Supplier fails to complete the Product Commissioning by the Commissioning Completion Date as set forth in Attachment 3 – Project Schedule of an Accepted Purchase Order, then Supplier shall pay to Customer the amounts as set forth in Exhibit B for each day of such delay that the Products are not timely Commissioned (“Commissioning Delay Damages”). Such damage rate will also be outlined in Attachment 7 of an Accepted Purchase Order, and if modified from the standard as presented in Exhibit B adjusted in such attachment as well. Undisputed Commissioning Delay Damages shall be payable to Customer no later than thirty (30) days from invoice for the same from Customer, or Customer may at its option offset such undisputed amounts from any other payment obligations to Supplier under the Accepted Purchase Order. The Commissioning Delay Damages shall not exceed [ ] percent ([ ]%) of the applicable Purchase Order Price. The Parties agree that the Commissioning Delay Damages set forth herein are Liquidated Damages per Section 25.12.
1 Internet Requirements:
Downstream bandwidth: 10Mbps (regardless of system size)
Upstream bandwidth: System Size < 500 MWh: 3Mbps System Size > 500 MWh: 10 Mbps
Monitoring data usage: ~0.25 GB/MWh/Day

4.10Equipment Commissioning Certificate. Upon completion of Commissioning, Supplier shall complete and provide to Customer a Commissioning Certificate in the form attached as Exhibit H hereto.
4.11Final Acceptance. Upon Supplier’s achievement of (a) Commissioning, along with the receipt of Commissioning Certificate from Customer; (b) delivery to Customer of final waivers and releases of liens, from Supplier, as necessary under the Agreement; (c) payment of all Liquidated Damages, if any; (d) completion of all punchlist items (except those delayed by seasonal constraints that have no impact on the operation of the Product in accordance with the Performance Guarantee in Attachment 5 Schedule 2 of an Accepted Purchase Order); and (e) any other post-Commissioning requirements of Supplier under an Accepted Purchase Order, Supplier shall be deemed to have achieved Final Acceptance.
5.Rescheduling; Changes; Cancellations.
5.1Rescheduling. Customer may reschedule Delivery under a Purchase Order, provided that a fee (“Rescheduling Fee”) may apply based on the timing of the rescheduling request and the applicable Guaranteed Delivery Date, as defined in the following table:

Rescheduling Fee Schedule
Timing of Customer’s Rescheduling Request	Rescheduling Fee (% of Product Price of rescheduled Product)
More than [ ] prior to the Scheduled Delivery date	[ ]%
[ ] prior to the Scheduled Delivery Date	Requires written permission of Supplier, with Rescheduling Fee to be determined pursuant to a Change Order

For minor scheduling changes, Supplier may in its discretion approve a rescheduling fee lower than as set forth in the above table. The Scheduled Delivery date for any Products rescheduled at the request of Customer under this Section 5.1 (the “Rescheduled Delivery Date”) shall not be rescheduled by Customer more than once per Purchase Order, and shall not be delayed by more than [ ] after the original Scheduled Delivery Date, without the written permission of Supplier. If the Rescheduled Delivery Date is more than [ ] after the original Scheduled Delivery Date, both Parties must mutually agree in writing that the rescheduling request is accepted. If the rescheduling request is denied by Supplier, it will then be Customer’s decision if it would like to proceed with a rescheduling request within the time frames noted above, keep the Purchase Order unchanged, or cancel the Purchase Order for convenience under the procedures noted in Section 5.2 of this First Restated Agreement. Once a Rescheduled Delivery Date has been established following a rescheduling request, such new date shall be considered the Scheduled Delivery Date with respect to such Products and associated Purchase Order.
5.2Cancellation for Convenience.

(a)After Supplier accepts a Purchase Order per Section 2.1, Customer may cancel such Accepted Purchase Order (in whole or in part) for convenience, for any reason, as set forth in this Section 5.2, and the Product in such cancelled Accepted Purchase Order shall be hereinafter referred to as a “Canceled Product”. In the event of such cancellation for convenience, unless otherwise set forth on the applicable Purchase Order or Section 5.2(b), Customer shall pay to Supplier, as Supplier’s sole and exclusive remedy, a fee (“Convenience Cancellation Fee”) according to the following table and terms:

Convenience Cancellation Fee Schedule for Products with Standard Lead Times
Timing of Cancellation	Convenience Cancellation Fee (% of Product Price of Canceled Product)
[ ]	[ ]%
[ ]	[ ]%
[ ]	[ ]%
[ ]	[ ]%

Convenience Cancellation Fee Schedule for Products not subject to Standard Lead Times
Timing of Cancellation	Convenience Cancellation Fee (% of Product Price of Canceled Product)
More than [ ] prior to the Scheduled Delivery Date	[ ]%
Fewer than [ ] prior to, but more than [ ] prior to, the Scheduled Delivery Date	[ ]%
Fewer than [ ] prior to the Scheduled Delivery Date	[ ]%

All payments previously paid to Supplier for any Canceled Product shall be applied toward the applicable Convenience Cancellation Fee.
(b)Upon receipt of a cancellation notice, Supplier shall use best efforts for [ ] to reallocate the Canceled Products to a different Purchase Order or different customer. If Supplier is able to reallocate such Canceled Products at a cost less than the applicable Convenience Cancellation Fee, then except for Supplier’s reasonable costs incurred reallocating the Canceled Products (along with any vendor fees associated therewith, the “Re-allocation Costs”) Customer shall not owe the Convenience Cancellation Fee applicable to the re-allocated Canceled Products. In such case, Supplier shall invoice Customer for the Re-allocation Costs, if any. Customer’s payment of the Re-allocation Costs shall be due to Supplier within thirty (30) days of receipt of such invoice; or if such Re-allocation Costs are less than the amounts already paid by Customer for the Canceled Products, Supplier shall refund any excess payment amounts within thirty (30) days of the successful re-allocation of the Canceled Products.
(c)If, within [ ] of Customer’s cancellation notice, Supplier is unable to reallocate such Canceled Products, then the Convenience Cancellation Fee amounts set forth in the above table shall apply to the Canceled Products, subject to a potential credit as set forth in Section 5.2(d). If payments already made by Customer for any Canceled Product exceed the applicable Convenience Cancellation Fees due for such Canceled Product, Supplier shall refund Customer the difference between the two amounts within thirty (30) days of such receipt of notice of cancellation. If payments already made by Customer for any Canceled Product are less than the applicable Convenience Cancellation Fees due for such Canceled Product, Supplier shall invoice Customer for the remaining amount due for the Convenience Cancellation Fee, which Customer shall pay within thirty (30) days of receipt of such invoice.
(d)[ ].
(e)The Parties agree that the Convenience Cancellation Fee is in the nature of Liquidated Damages set forth in Section 25.12.
5.3Purchase Order Changes. Supplier shall not make any changes to the Technical Specifications or any information associated with an Accepted Purchase Order without prior written consent of Customer, such consent not to be unreasonably withheld. However, Customer may at any time direct, in writing by Customer’s designated representative, changes in the Work, including, but not limited to changes in the Technical Specifications, quantities, methods of shipment, Project Schedule, or Delivery Location of the Products understanding that such changes may result in a change in Purchase Order Price or Guaranteed Delivery Date, in accordance with the procedure set forth in this Section 5.3.
The Purchase Order Price and the Project Schedule are subject to adjustment if any of the following events occur (each, an “Excusable Event”):
(a)any written instructions from Customer as referred to above;
(b)Force Majeure Events (provided that; (i) Supplier shall be entitled to a Purchase Order Price adjustment and Project Schedule adjustment if a Force Majeure is claimed by Customer at the Project Site; and (ii) in all other cases the Party claiming Force Majeure Event shall be entitled to only a Project Schedule adjustment but not reimbursement of additional costs as a result due to a Force Majeure Events);
(c)Customer-Caused Delay;
(d)suspension for convenience by Customer as notified to Supplier in writing; or
(e)a Change in Law (“Change in Law” shall mean a change in Applicable Law promulgated after the Effective Date that could not have been anticipated or foreseen by a prudent contractor experienced in the types of work to be carried out under this Agreement and acting in accordance with the Standards of Practice; provided, however, the following shall not be “Change in Law”: changes in Applicable Laws with respect to income, profits, assumed profits, capital gains, corporation tax, or turnover taxes). “Applicable Law” shall mean as amended from time to time, any act, statute, law, regulation, permit, license, ordinance, rule, judgment, order, decree, directive, guideline or policy (to the extent mandatory) or any similar form of decision or determination by, or any written interpretation or administration of, any of the foregoing by any governmental authority with jurisdiction over Supplier, the Project, the Project Site, or the performance of the Work.
The adjustment (if any) of the Purchase Order Price as a result of the occurrence of any Excusable Event is limited to the cost increase or decrease of performing the Work as a direct result of the occurrence of the Excusable Event.  The adjustment (if any) of the Project Schedule as a direct result of the occurrence of any Excusable Event shall be determined by taking into account the following:
(f)the adjustment of the Project Schedule shall be equitable but limited to the impact of the increased or decreased Work on the Project Schedule as a result of the occurrence of the Excusable Event; and
(g)all other relevant factors including any failure of Supplier to mitigate any effects on the Project Schedule.
In the event that the Parties are unable to agree upon a lump sum price for a Customer directed change, Customer may in its sole discretion, direct Supplier to proceed with the changed Work on the following basis: direct documented costs actually incurred by Supplier in executing the change plus [ ].  Customer or its designated representative shall have reasonably sufficient audit rights with respect to the documentation and information pertaining to such change and Supplier shall furnish to Customer, and/or its designated representatives, such records as may be required to enable Customer to verify and evaluate direct and indirect costs, expenses, invoices, payments, or claims based on Supplier’s or its Subcontractors’ actual costs incurred, or number of manhours, or man-days claimed in the performance of the change.
If at any time prior to proceeding with an change in the Work, Supplier believes it is entitled to seek a Change Order, including due to an Excusable Event as set forth above, Supplier shall notify Customer of the general circumstances entitling Supplier to a Change Order within five (5) days of discovery, and shall subsequently provide Customer written request of such Change Order in substantially the form of Exhibit G promptly but in any event within thirty (30) days after Supplier becomes aware of the event(s) giving rise to the request for a Change Order, which request shall include an appropriate statement setting forth the reasons for the request, the scope of work of the request, the probable length of delay resulting from such requested Change Order, if any, and the adjustments to the Contract Price, if any.
If Supplier fails to notify Customer of an Excusable Event within this thirty-day period,  such event or condition shall be deemed not to be an Excusable Event, as the case may be, and Supplier shall not be entitled to a Change Order as a result thereof, until such time as Supplier notifies Customer of the impact of such event and then only for the period of time and to the extent Supplier would otherwise have been entitled to a Change Order less the number of days by which Customer’s receipt of such notice exceeded thirty days.  By way of example, if Supplier would otherwise have been entitled to five days of time extension for an Excusable Event, but did not give notice until the thirty-first day, then Supplier’s extension of the Project Schedule would be reduced to four (4) days.
If Customer, within five (5) Business Days, accepts such Supplier-requested Change Order, a Change Order shall be executed by the Parties and the Work, Project Schedule or Purchase Order Price, as applicable, shall be adjusted in accordance with the terms of such Change Order.   If Customer fails to so respond within the five Business Day period, Supplier’s requested Change Order shall be deemed accepted. If Customer agrees that a Change Order is warranted pursuant to this Section 5.3, but the Parties are unable to agree on the applicable adjustment to the Purchase Order Price with respect to such Change Order, then Change Orders (defined below) related to Third-Party Equipment (defined below) or components that result in increased costs will be invoiced to Customer at the actual Third-Party costs billed to Supplier plus an additional [ ]%, and Change Orders requiring additional provision of Supplier’s service or equipment, will be invoiced to Customer at Supplier’s then current standard rates. For the avoidance of doubt, “Third-Party” means suppliers of Product Components not branded as “Powin” equipment and those Product Components denoted as “Third-Party Equipment” in the Statement of Work (e.g., MVT or PCS) of an Accepted Purchase Order. Except as expressly set forth in this First Restated Agreement or the applicable Accepted Purchase Order, no changes may be made to an Accepted Purchase Order without the written consent of both Parties, as evidenced by a signed change order (“Change Order”) by both Parties substantially in the form of Exhibit G.
6.Product Changes. Supplier shall use commercially reasonable efforts to provide Customer with one hundred and eighty (180) days advance written notice of any major change in the form, fit, function, or design of the Product as used by the Customer. Notwithstanding the foregoing, Supplier may not change the specifications or design of any Product that is subject to an Accepted Purchase Order without Customer’s prior written consent.
7.Firmware Updates.
5.4Remote Access. Customer shall provide to Supplier at no cost to Supplier, secure remote internet access capability to the Project Sites. Such remote access shall supply reliability and data rates sufficient to enable Supplier to download firmware and software updates to the Products. Upon reasonable notice to Customer, Customer agrees to use commercially reasonable efforts to provide timely access to the Project Sites and Products for purposes of such updates. The use of “data diodes” shall not qualify as remote access.
14.5Firmware and Software Updates. Supplier shall provide to Customer (or its successors, assigns and the System Owners of any such Products) any updates to the software or firmware incorporated into the Products sold to Customer under this First Restated Agreement for no charge, and Supplier further agrees to install any such updates to the Products onsite at the then location of such Products (e.g., whether at the Project Site for deployed Products, onsite at a Customer-specified location for those yet to be deployed, etc.), provided that the Products are still covered by the LCW, in each case at Supplier’s cost and subject to Supplier’s policies attached hereto as Exhibit [X]. If remote access is not provided or allowed by Customer, and Supplier is prevented from installing any updates in a timely manner (prior to which Supplier notified Customer of such limitations to access and provided reasonable time for Customer correction), the LCW may be deemed void at Supplier’s discretion.
8.Invoicing and Payment. Supplier shall provide a separate invoice for each milestone payment. Each invoice shall include the following: Customer Purchase Order number, date of arrival of the Product at the Delivery Location if applicable, associated milestone, along with net terms for the payment being requested. Payment terms shall be in accordance with Exhibit C. If an invoice is not submitted in accordance with the payment terms outlined in Exhibit C, then the date of distribution of the invoice to the Customer must also be noted on the invoice.
9.Late Payment. All payments that are not received by Supplier by the date such payment is due may be charged interest until paid in full at the rate of [ ] percent ([ ]%) per month of the overdue balance, or the maximum rate allowable by law, whichever is less. In the event that Customer’s account is past due more than thirty (30) days, without limitation to Supplier’s termination rights in Section 17, Supplier shall have the right to suspend deliveries under any Purchase Orders until all overdue monies are paid to Supplier.
10.All Sales Final. Subject to inspection per Section 4.6 or valid Warranty Claims, all sales are final. Supplier is under no obligation under any circumstance to accept returns of Products, other than pursuant to a rejection per Section 4.6, Section 11.5, a Product Recall under Section 11.6, and/or an applicable Warranty Claim.

11.Warranty and Product Failures.
11.1Product Warranty; Performance Guarantee. All Products covered by this First Restated Agreement will be warranted per the terms set forth in the Limited Commercial Warranty (“LCW”) attached hereto as Exhibit E-1, and the Performance Guarantee attached hereto as Exhibit E-2, and if elected and purchased by Customer, the Long Term Services Agreement (“LTSA”) attached hereto as Exhibit E-3, (the LCW and the Performance Guarantee, along with the LTSA if selected by Customer, collectively, to be defined as the “Warranty”).
11.2Warranty Assignment. Customer, upon the transfer of title to Product, may assign the Warranty in accordance with the assignment terms and conditions set forth in the Warranty.
11.3[ ].
11.4No Additional Warranties. Customer acknowledges and agrees that, except for a valid assignment of the Warranty by Customer to a third party, any other warranty that might be granted by Customer to a third party, with the exception of the OEM Warranties, does not bind Supplier in any manner and is not applicable between Supplier and such third party. Likewise, all limitations of the Warranty stated in this First Restated Agreement apply to an assignee of the Warranty to the extent such limitations would apply to the original Customer.
11.5Specification Compliance. The description and specifications for the Products are set forth in Attachment 5- Schedule C of an Accepted Purchase Order (the “Technical Specifications”). Supplier shall ensure that (i) at the time of Commissioning, the Product provided by Supplier hereunder shall comply in all respects with the Specifications (except with respect to UL9540 field certification, if applicable) and all applicable U.S. laws, and (ii) at the time of Final Acceptance, such Product provided by Supplier hereunder has obtained UL9540 certification, if applicable.
11.6Product Recalls. If, prior to the end of the LCW Warranty Period (as defined in the LCW) Supplier and/or any Governmental Authority issues a recall notice that is generally applicable to the Product or Product Component, or Supplier otherwise recognizes the need for a recall even in the absence of external notice (any of the foregoing events, a “Recall”), then Supplier shall (a) promptly provide, within five (5) days of Supplier’s learning of such Recall, written notice to Customer and to the current owner of the Product, if such owner is different from Customer according to Supplier’s records (such owner, whether Customer or a subsequent third-party owner, the “System Owner”); (b) to the extent Supplier issues a Recall on a Product Component, cause such Recall to apply to the Products; (c) at its sole cost and expense, redesign, repair or replace as necessary the affected Products and/or Product Components on all affected Products; and (d) certify in writing to Customer (and each System Owner, as applicable) after any redesign, repair or replacement has been completed that such affected Product complies with the Specifications, any applicable safety standards and requirements, and any directives of the applicable Recall.
11.7[ ].
11.8Augmentation Services Option. Customer may optionally choose to engage Supplier under the applicable LTSA to augment the Products to increase the Product capacity (“Augmentation Services”). The Augmentation Services shall include the necessary equipment additions or replacement, including, without limitation, the cost of any Stacks (as defined in Exhibit A) in additional to installation services if selected and purchased by Customer in an Accepted Purchase Order. If Customer desires Augmentation Services for a Product, Customer shall select Augmentation Services at the time of such Product purchase, and the Accepted Purchase Order shall expressly set forth a line item for Augmentation Services. If Augmentation Services are selected, the applicable LTSA shall include an annex detailing the Augmentation Services.

12.Particular Uses. Customer acknowledges that the Products are not designed for, and Supplier has no desire to make Products available for, life support, critical care, medical, safety equipment, or similar applications where Product failure could result in loss of life or personal or physical harm. Accordingly, Supplier disclaims all liability, and Customer assumes all risks arising from any such or similar application of the Products.
13.Maintenance and Support.
13.1Generally. Pursuant to the Warranty and LTSA, Supplier will provide ongoing maintenance and support for the Products during the term that Supplier has any obligations under the Warranty for such Products, including use and operation of the Products (including, without limitation, the batteries), maintenance of a parts depot sufficient for maintenance and support and as required to support the service levels and other obligations described in this First Restated Agreement, and the identification of and communication to Customer of information about potential defects in or maintenance needed for the Products. Such ongoing maintenance and support shall include all required physical inspections at the Product installation locations, stocking of spare parts, data monitoring and preventative and regular maintenance of the Products at the installation locations, including at least annual onsite inspection (or more frequently as needed or recommended by the Product Specifications or Warranty), as described in the LTSA.
13.2Data Monitoring. If purchased by Customer, all data monitoring protocols and procedures shall follow the standards as set forth in the LTSA between both Parties.
14.Intellectual Property; Branding.
14.1IP Ownership. Supplier retains ownership of all rights to designs, technical data, and any other intellectual property relating to the Products, and to any models, drawings, patterns, composites, molds, masks, fixtures, and tools used in making them; provided that Supplier grants to Customer in a Purchase Order, a worldwide, perpetual, non-exclusive, royalty-free, transferable right and license to use the intellectual property necessary for operation of the Product. Such license is limited to the extent that the intellectual property is required to operate, maintain and repair the Product, and may be terminable at the discretion of Supplier if Supplier terminates the applicable Purchase Order due to non-payment default by Customer for such Products.
14.2Customer IP. As between Supplier and Customer, Customer and its affiliates shall retain any and all right, title and interest in and to any intellectual property rights held, owned or conceived by Customer and its affiliates that are used in connection with Customer’s performance hereunder and use of the Products. Supplier agrees that all Customer software and other Customer proprietary technology provided to Supplier and that becomes part of the Products or is connected to the Products is the sole property of Customer and constitutes valuable trade secrets and intellectual property of Customer.

14.4    Branding. Customer agrees that it will not alter or remove any Supplier trademarks on the Products sold under this First Restated Agreement under any circumstances provided that Customer is given a sample of Supplier’s anticipated branding prior to Delivery. If not already provided for in an applicable Accepted Purchase Order, Customer will provide Supplier a set of branding requirements within thirty (30) days after the date of an applicable Purchase Order, and Supplier shall consider the branding requirements and take reasonable efforts to incorporate it into the final Products, provided custom branding requirements will be subject to a cost-plus Change Order.

15.Indemnity.
15.1Indemnity. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless, the other Party, its affiliates, and its and their officers, employees, agents, successors, and assigns, (each an “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, actions, judgements, interest, awards, penalties, fines, costs or including reasonable attorneys’ fees and expenses (“Losses”) to the extent resulting from a claim, action, suit, proceeding, demand, investigation, or assessment made or brought by any person or entity (“Claim”) for: (a) any injury or death to any person, and/or destruction of real or tangible personal property of third parties arising out of, or in connection with, an act or omission or negligence of the Indemnifying Party or its officers, employees, agents or subcontractors; and (b) violation of applicable law by the Indemnifying Party or its officers, employees, agents or subcontractors; provided, that the Indemnifying Party shall not be required to defend, indemnify or hold harmless any Indemnified Parties from and against, and no Indemnified Parties shall be exculpated from, any claims to the extent caused by any Indemnified Party or arising from the breach of this First Restated Agreement by Indemnified Party or the negligence, gross negligence, bad faith or willful misconduct of Indemnified Party or any Indemnified Party affiliates or otherwise not attributable to Indemnifying Party. The Indemnified Party will give the Indemnifying Party prompt written notice of any Claim for which indemnification is sought. Failure to give prompt notice will not diminish the Indemnifying Party’s obligations under this First Restated Agreement to the extent such failure does not materially prejudice the Indemnifying Party’s ability to defend the Claim. The Indemnifying Party shall control the defense of the Claim, and the Indemnified Party may participate in the defense at its own expense with counsel of its choice. If the Claim is one that cannot by its nature be defended solely by the Indemnifying Party, then the Indemnified Party will make available information and assistance as the Indemnifying Party may request, at the Indemnifying Party’s expense. The Indemnifying Party may not, without the prior written consent of the Indemnified Party, (a) consent to the entry of any judgement or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party, or (b) consent to entry of any judgement or enter into any settlement unless such judgement or settlement that provides for an unconditional and full release of the Indemnified Party and does not diminish any rights of the Indemnified Party under this First Restated Agreement or result in additional fees or charges to the Indemnified Party. If the Indemnifying Party, within a reasonable time after receipt of a request for indemnification fails to take reasonable steps to defend the Indemnified Party against a Claim, the Indemnified Party may undertake the defense of such Claim without waiving its rights and remedies under this First Restated Agreement.
15.2Intellectual Property Indemnity. Supplier will at its expense, indemnify, defend and hold harmless Customer and its assigns from any third-party Claim of infringement of any patent, copyright, mask work right, trademark, trade secret, or other intellectual property right by Product in the United States, and will pay any final judgment entered against Customer in such claim, provided that Customer notifies Supplier in writing of such claim promptly after knowing of it and allows Supplier to control the defense and all related settlement negotiations and cooperates in its defense as requested by Supplier. Without limiting Supplier’s obligations under this Section 15.2, if any court or administrative agency issues an injunction prohibiting the use of any Products sold under this First Restated Agreement, then Supplier shall modify or replace the affected Products so as to avoid further infringement, or obtain a license to cure an infringement, in its sole discretion, provided that any such replacement or modification does not impede Customer’s use of the Products. Supplier’s duty to defend and indemnify will not apply if the alleged infringement arises from the combination of the Products with any other goods or products not provided by or directed to be used by Supplier, or the modification of any Products (unless performed or directed by Supplier or its authorized representatives), or any unauthorized use of the Products by the Customer if the infringement would not have occurred but for such unauthorized use. Supplier shall not be responsible for any settlement made by Customer of an indemnifiable claim hereunder, unless such claim was settled with Supplier’s prior written consent.

16.Confidentiality. “Confidential Information” shall mean: (i) trade secrets or other proprietary or confidential information; (ii) other materials designated in writing as confidential by the disclosing Party at the time of disclosure; and (iii) information in any form (oral, written, electronic, etc.) reasonably discernable to be confidential information of the disclosing Party. Confidential Information will not include any information that is either known to the general public or to the industry, or known to, or in the possession of, a receiving Party prior to disclosure by the other Party, that is disclosed as required by law, or that is independently developed by such Party. If disclosure of such Confidential Information is required by law, the Party receiving such Confidential Information shall notify the other Party prior to such disclosure and cooperate with the other Party with any efforts to prevent or oppose such disclosure. Each Party agrees that it will not disclose to any third party any Confidential Information it obtains with respect to the other Party during or after the term of this First Restated Agreement except as expressly permitted hereunder, and that it will treat all such information as confidential and will use such information only for carrying out the purposes of this First Restated Agreement; provided that either Party shall be permitted to disclose Confidential Information to their respective counsel, advisers, investors, financing parties, and affiliates, provided that the aforementioned are subject to similar confidentiality obligations. The confidentiality obligations of the Parties hereunder shall continue during the term of this First Restated Agreement for a period of three (3) years from the date of disclosure of Confidential Information. For clarity, this First Restated Agreement and related documents shall be confidential.
17.Term and Termination.
18.1Term. This First Restated Agreement shall supersede the original Agreement and remain effective for one (1) year (the “Initial Term”) and shall automatically renew for successive one (1) year terms (any such term, a “Renewal Term” and collectively with the Initial Term, the “Term”) unless terminated by either Party as set forth herein. Either Party can terminate this First Restated Agreement effective at the end of the then-current Term by providing three (3) months’ prior written notice provided that such termination does not terminate or modify the Parties’ obligations with respect to already Accepted Purchase Orders as of the date of such termination. For further clarity without limiting the foregoing, six (6) months prior to each subsequent calendar year under this First Restated Agreement, the Parties will begin negotiating a new pricing exhibit for such subsequent calendar year.
17.2 Supplier Defaults. The occurrence of any one or more of the following events shall constitute an event of default by Supplier hereunder (a “Supplier Event of Default”):
(a)     Supplier fails to pay Customer any payment required under this First Restated Agreement which is not in dispute, and such failure continues for [ ] after receipt of written notice of such failure;
(b)     Any representation or warranty of Supplier contained in this First Restated Agreement shall prove to be false or misleading at the time such representation or warranty is made and has an adverse effect on either Party’s ability to perform its obligations hereunder, and such false or misleading representation or warranty and adverse effect continues uncured for [ ] after receipt of written notice from Customer;
(c)     Any assignment by Supplier not in conformity with Section 25.5;
(d)     Supplier fails to deliver any Products within [ ] of the Guaranteed Delivery Date (as such date may be extended by any valid Force Majeure and/or Customer-Caused Delay);
(e)     The maximum Delivery Delay Damages cap set forth in Section 4.5(b) is reached with respect to a Purchase Order;

(f)     The maximum cumulative liquidated damages cap set forth in Section 25.12 is reached with respect to a Purchase Order; or
(h)     any proceeding or petition is brought or filed by or against Supplier seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief with respect to any present or future bankruptcy laws, and, in the event of a proceeding filed on an involuntary basis, such proceeding is not dismissed within [ ].
17.3     Customer Defaults. The occurrence of any one or more of the following events shall constitute an event of default by Customer hereunder (a “Customer Event of Default”):
(a)     Customer fails to pay to Supplier any payment required under this First Restated Agreement which is not in dispute, and such failure continues for [ ] after receipt of written notice of such failure;
(b)     Any representation or warranty of Customer contained in this First Restated Agreement shall prove to be false or misleading at the time such representation or warranty is made and has an adverse effect on either Party’s ability to perform its obligations hereunder, and such false or misleading representation or warranty and adverse effect continues uncured for [ ] after receipt of written notice from Supplier;
(c)     Any assignment by Customer not in conformity with Section 25.5, that is not cured within thirty (30) days after receipt of written notice of such failure; or
(d)     any proceeding or petition is brought or filed by or against Customer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief with respect to any present or future bankruptcy laws, and, in the event of a proceeding filed on an involuntary basis, such proceeding is not dismissed within [ ].
17.4Default for Other Breach. If either Party materially breaches in the performance of its obligations hereunder (other than those breaches set forth in Sections 17.2 and 17.3, respectively), the breaching Party agrees to use commercially reasonable efforts to correct the breach within [ ] after written notice of such breach from the non-breaching Party. If such breach is not reasonably capable of cure within [ ] but such breach is reasonably capable of cure within [ ] after delivery of notice of such breach, then the breaching Party shall be afforded [ ] to cure said breach, if the breaching Party commences to remedy the breach within such [ ] period and thereafter diligently pursues such remedy until such breach is fully cured, but in no event later than such [ ] period. If any such breach is not corrected within the applicable cure period, then such breach shall be a default under the applicable Purchase Order and this First Restated Agreement.
17.5Rights upon Termination. Upon a default by a Party as set forth in this Section 17, the non-defaulting Party at its option may, in addition to any other remedies it may have under this First Restated Agreement, or at law or in equity, terminate any Purchase Order(s) and/or this First Restated Agreement immediately upon written notice to the defaulting Party, provided that without limiting the preceding rights in this sentence; (i) in the event of a termination by Supplier of an Accepted Purchase Order for a Customer Event of Default under this Section 17, Supplier shall be entitled to at least the Convenience Cancellation Fee set forth in Section 5.2 with respect to undelivered Products under such terminated Accepted Purchase Orders, less any amounts paid to Supplier for such terminated undelivered Products; or (ii) in the event of a termination by Customer of an Accepted Purchase Order for a Suppler Event of Default under this Section 17, Customer shall be entitled to at least a refund of amounts paid for terminated undelivered Products, and any accrued Delivery Delay Damages. Termination or expiration of this First Restated Agreement for any reason other than a default shall not affect or impair the rights and obligations of either Party, nor relieve any Party of any obligation or liability accrued hereunder prior to such termination or expiration or affect or impair the rights of either Party arising under this First Restated Agreement prior to such termination or expiration.
17.6Termination for Bankruptcy. If the other Party files a petition in bankruptcy, files a petition seeking reorganization, arrangement, composition or similar relief, or makes an assignment for the benefit of creditors, or if any involuntary petition or proceeding under bankruptcy or insolvency laws is instituted against such other Party and not stayed, enjoined or discharged within thirty (30) days, this First Restated Agreement may be terminated by either Party immediately, by giving written notice to the other Party to that effect.
18.Compliance with Laws.
18.1Generally. Unless otherwise specified in this First Restated Agreement, included in the Purchase Order Price, Supplier shall comply with all applicable federal, state, and local laws, order, and regulations with respect to all goods and services provided by Supplier hereunder, including Delivery and onsite services provided under the Warranty. Supplier shall ensure that its employees, agents, and subcontractors adhere to the same. This First Restated Agreement incorporates by reference all the clauses required by the provisions of said laws, orders, and regulations. Supplier further agrees that it and its employees, agents, and subcontractors comply with all reasonable Project Site compliance requirements of which Supplier receives actual notice, including but not limited to registration of personnel and vehicles, background checks, fingerprints, and other security measures.
18.2Hazardous Substances. In the event Supplier is at the Project Site in connection with the performance of its obligations hereunder, Supplier shall, at its sole cost and expense, arrange and contract for the disposal, transportation and reporting of Hazardous Substances (defined below): (i) brought onto the Project Site by Supplier or its representatives or subcontractors, with the exception of any Hazardous Substances that constitute a part of any Product or Product Components; and (ii) not otherwise installed at the Project Site as part of any Product or Product Components. Such disposal, transportation and reporting shall be by licensed, insured, competent and professional contractors in a safe manner and in accordance with and to the extent required by applicable laws. In the event that Supplier encounters any such Hazardous Substance or other hazardous conditions at the Project Site that could reasonably be expected to impact Customer’s or Supplier’s obligations hereunder, Supplier shall promptly report the condition to Customer. Supplier shall not be responsible for any pre-existing hazardous conditions or Hazardous Substances at the Project Site, except to the extent that Supplier, with actual knowledge of such pre-existing Hazardous Substances, negligently or intentionally causes the release of, or negligently or intentionally exacerbates the condition with respect to, such pre-existing Hazardous Substances. “Hazardous Substances” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, pollutants or wastes of any nature regulated by applicable environmental laws.
19.Arbitration. The Parties agree that any dispute not resolved amicably by the Parties through mutual negotiation within thirty (30) days from the date a Party raises such dispute in writing shall be resolved by arbitration under the arbitration rules of the American Arbitration Association then in effect, by a panel of three (3) arbitrators appointed in accordance with such rules. The arbitration shall take place in the New York, New York metropolitan area and the language of the arbitration shall be English. Either Party may apply to any court having jurisdiction for injunctive relief necessary to protect its rights pending resolution of the arbitration. The award of arbitration shall be final and binding upon the Parties, and judgment thereon may be entered by any court of competent jurisdiction. The arbitrators may order equitable or injunctive relief consistent with the remedies and limitations in this First Restated Agreement. All information disclosed in connection with the arbitration, including the existence of the arbitration, will be Confidential Information governed by Section 16. The Parties may, however, disclose such information to an appropriate court, under confidentiality restrictions, as necessary to seek enforcement of any arbitration award or judgment or to seek any relief permitted under the terms hereof. The arbitrators shall award the prevailing Party in any dispute reimbursement of its arbitration costs and fees, including without limitation reasonable attorneys’ fees, paid by the non-prevailing Party.
20.Quarterly Meetings. During the Term the Parties shall have quarterly meetings prior to the end of each calendar quarter to review sales and marketing policies and the outcome of such meetings shall be reported to each Party’s management. The meeting held prior to the end of the fourth (4th) quarter of each year shall include discussions regarding annual sales and marketing policies, as well as new product introduction efforts and any major changes to the company structure coming in the next calendar year. All such meetings shall take place on dates agreed upon by the Parties.
21.Restrictions on Data and System Access. Supplier will only collect and use data and information (i) related to the operations of the Products that will be made available to Supplier by Customer, (ii) for Supplier’s internal product research and development purposes, or (iii) that Customer allows to be collected directly by Supplier in the normal course of monitoring the Products’ performance and reliability which is required by Supplier for the performance of its obligations under this First Restated Agreement. Customer shall make the data required by Supplier for the performance of Supplier’s obligations hereunder available on an as-needed basis. The costs of remote data transmission from the Project Sites shall be borne by Customer. Supplier shall not collect or have access to Customer data or information or meter data related to the installed Products except as provided in this Section 21. Supplier may only use such data in the performance of the services under this First Restated Agreement and will not disclose any data or information to any third party (except as provided in this First Restated Agreement regarding maintenance and support) or otherwise use data or information for its internal operations. Customer may audit the collection and use of such data and information by Supplier. All data and information will be subject to physical, access and other security controls, and will be secured and encrypted when stored and accessed or transferred across any private or public network. Supplier’s security systems and protocols related to data provided by Customer and/or collected by Supplier from the Products will be consistent with those guidelines established by ISO 27001:2013. All logins by Supplier personnel shall be identifiable to specific individuals. Within thirty (30) days of the First Restated Agreement Effective Date, and to the extent not already completed by such date: (a) Supplier shall provide Customer with documentation describing Supplier’s internal controls related to data security and Supplier’s obligations under this First Restated Agreement; and (b) Supplier and Customer shall work collaboratively to ensure that all requirements of this Section 21 are fulfilled. Supplier acknowledges and agrees that all Customer software and other Customer proprietary technology provided to Supplier and that is or becomes part of the Products is the sole property of Customer and constitutes valuable trade secrets and intellectual property of Customer. Customer acknowledges and agrees that all Supplier software and proprietary technology that is part of the Products is the sole property of Supplier and constitutes valuable trade secrets and intellectual property of Supplier. Supplier agrees that it will not attempt to gain access to any software or other proprietary technology or any data or information generated by the Products, and will not attempt to copy, reverse engineer or otherwise exploit Customer’s software and other proprietary technology.

22.Environmental Attributes. Supplier hereby waives and disclaims any rights to any Environmental Attributes as part of the transaction relating to this First Restated Agreement and/or the Products sold hereunder. All Environmental Attributes shall belong to Customer or Customer’s affiliates, and Supplier hereby assigns the same to Customer to extent of Supplier’s rights, if any. “Environmental Attributes” means any and all credits, tradeable credits or certificates, benefits, incentives, emissions reductions, offsets, and allowances, howsoever entitled, attributable to the generation from or installation of the Products or services purchased under this First Restated Agreement. Environmental Attributes include but are not limited to: (a) any avoided emissions of pollutants to the air, soil or water such as sulfur oxides (SOx), nitrogen oxides (NOx), carbon monoxide (CO) and other pollutants identified now or in the future; (b) any avoided emissions of carbon dioxide (CO2), methane (CH4) and other greenhouse gases (GHGs) that have been determined by the United Nations Intergovernmental Panel on Climate Change to contribute to the actual or potential threat of altering the Earth’s climate by trapping heat in the atmosphere or that are subject to reporting pursuant to 40 CFR Part 98; (c) investment and/or production tax credits associated with the construction or operation of the energy projects and other financial incentives in the form of credits, reductions, or allowances associated with the project that are applicable to a state or federal income or other taxation obligation; (d) reporting rights to these avoided emissions in compliance with federal or state law, if applicable, and to a federal or state agency or any other party including without limitation those reporting rights accruing under Section 1605(b) of The Energy Policy Act of 1992, 42 U.S.C. 13385(b), and the rules promulgated thereunder, and any present or future federal, state, or local law, regulation or bill, and international or foreign emissions trading program; and (e) state incentives, such as the Self Generation Incentive Plan (SGIP) in California or other similar or like programs in other states, cities, municipalities, utilities, school districts or other similar entities.
23.Recycling of Product. At the end of the functional life or end of the LCW Warranty Period associated with the Product, whichever occurs first, upon written notice from Customer, Supplier agrees to make all reasonable efforts to recycle the Product or Product Components in an environmentally responsible way; provided, that Customer pays the cost of packing the Products for shipment and shipping the Products to Supplier’s then-designated global location (including any duties, tariffs, and other costs).
24.Bankability Report. Upon request by Customer, Supplier shall provide to Customer a report developed by a U.S. nationally recognized independent engineer (“I.E.”), reasonably approved by Customer. For clarity, Supplier’s acquisition or lack thereof of this report shall not be deemed cause for breach or termination of this First Restated Agreement.
25.General Terms.
25.1Governing Law and Trade Terms. This First Restated Agreement shall be governed by the laws of New York without regard to conflicts of laws provisions thereof. English shall be the governing language of this First Restated Agreement.
25.2Communications and Notices. All approvals, consents, notices, and other communications required or permitted hereunder shall be in writing, even if not specifically designated herein. All notices, claims, requests, demands and other communications that the Parties may give to each other pursuant to this First Restated Agreement shall be in writing and shall be hand delivered or sent by registered or certified mail postage prepaid, return receipt requested, or by facsimile or by overnight courier service, postage prepaid, or by email, to the Parties at the applicable address set forth on the signature page hereto or to such other address or as either Party shall designate by written notice given in accordance with this Section 25.2. Notices given by facsimile or overnight mail shall be deemed given one (1) business day after being sent, and notices given by registered or certified mail shall be deemed given three (3) business days after being sent. Notice given by email shall be deemed given upon a receipt confirmation email sent by the receiving Party.

25.3    Trademark Use. Except as set forth herein, neither Party shall issue any news release or permit any publicity or advertisement, or otherwise use the other Party’s trade name, logo, trademark, trade device, service mark or symbol owned by such Party (the foregoing, “Trademarks”).
25.4    Press Release. Within approximately thirty days of the Effective Date of a Purchase Order, the Parties will issue a press release related to the Project (the “Release”) Supplier will draft the Release and provide to Customer for review and comment. The Release shall not be issued without the prior consent of Customer, which consent shall not be unreasonably withheld or delayed. In the Release, Supplier may use Customer’s Trademark. During performance of the Work, Supplier may, through any media, use Customer’s Trademarks in promotional materials, case studies or lists (the “Publicity”); provided, that Supplier shall include protective legends necessary to protect Customer’s rights in and to its Trademarks,. Supplier will draft the Publicity and provide it to Customer for its approval, provided that if Customer does not disapprove of such Publicity in writing within ten (10) days of its delivery by Supplier, Customer will be deemed to have approved of Publicity.
25.5Assignment; Binding Effect.
(a)Neither Party shall, in any way, assign, transfer, or sub-contract its rights and obligations under this First Restated Agreement to any third party without the prior written consent of the other Party (such consent not to be unreasonably withheld) except as provided in this First Restated Agreement (including, but not limited to, transfers of title). Any assignment in contravention of this Section 25.5 is void and unenforceable.
(b)Notwithstanding Section 25.5(a), the Warranty set forth in Exhibit E-1, Exhibit E-2, and Exhibit E-3 (if elected by Customer) is assignable according to the terms of the Warranty. Assignees of the Warranty will have all rights of Customer under Exhibit E-1, Exhibit E-2, and Exhibit E-3 (if elected by Customer) as against Supplier under the Warranty as set forth in Section 11.2 herein.
(c)After issuing to Supplier a Purchase Order in the name of Customer, Customer may assign rights under one or more Purchase Orders: (i) to an affiliate of Customer as long as such affiliate meets Supplier’s creditworthiness standards (and any successors and assigns), as determined by Supplier; or (ii) so long as the Purchase Order Price is paid in full, and there are no past due amounts under the LTSA (if any), prior to the assignment.
25.6Entire Agreement; Amendment. This First Restated Agreement embodies and sets forth the entire agreement and understanding of the Parties and supersedes all prior oral or written agreements understandings or arrangements relating to the subject matter of this First Restated Agreement. No modification, deletion, addition or waiver of the terms of this First Restated Agreement shall be binding on either Party unless made in writing and signed by a duly authorized representative of each Party.
25.7Severability. In the event that any provision or provisions of this First Restated Agreement is held invalid or unenforceable for any reason under any jurisdiction, the invalidity or unenforceability of such provision or provisions shall not operate to invalidate the other provisions of this First Restated Agreement, and shall not operate to invalidate such provision or provisions in any other jurisdiction. Each provision of this First Restated Agreement shall be considered as a separate and divisible agreement.

25.8Non-Waiver. No failure or delay on the part of either Party hereto to exercise any right or remedy under this First Restated Agreement shall be construed or operated as a waiver thereof. The rights and remedies provided in this First Restated Agreement are cumulative and are not exclusive of any rights or remedies provided by law.
25.9Independent Contractors. The Parties are independent contractors, and nothing in this First Restated Agreement shall be construed to create a partnership, agency, or other similar relationship. Neither Party shall, under any circumstances, represent itself as having the power and authority to bind the other Party into an agreement or legally binding obligation.
25.10Force Majeure. Neither Party shall be held responsible for any delays nor non-performance of its obligations hereunder that are attributable to Force Majeure. With regard to the occurrence of a Force Majeure event, the Parties’ obligations (except those relating to confidentiality and payment for Product already delivered) shall be suspended during the pendency of the Force Majeure event, and adjustments shall be made to the Guaranteed Delivery Date(s) and general delivery schedule for the period of the Force Majeure event and subsequent recovery therefrom. “Force Majeure” means the occurrence of any event which is outside of the reasonable control of the affected Party and not due to the fault or negligence of a Party, which are reasonably unforeseeable, unavoidable or insurmountable, and which prevent total or partial material performance by either Party. A Force Majeure event shall include, without limitation: war, blockade, revolution, insurrection, riot, or civil disturbance; serious fire, drought, flood, typhoon, earthquake, volcanic eruption, tornado, hurricane, tsunamis or other perils of the sea, extreme high winds, dust or sand storms or other extreme weather of sufficient intensity to prevent safe performance of work; vandalism, sabotage, and acts or threats of terrorism; any labor disturbance, strike or dispute (except as noted below), embargoes, closing or accidents to harbors, docks or canals; epidemic, pandemic, quarantine, acts of God, or other events as reasonably mutually agreed upon by the Parties in writing. The Party claiming Force Majeure shall promptly inform the other Party in writing and shall furnish within [ ] after learning of the impact of the event or circumstances sufficient proof of the occurrence and duration of such Force Majeure. The Party claiming Force Majeure shall also use commercially reasonable efforts to mitigate the Force Majeure and shall promptly consult with the other in order to find an equitable solution and minimize the consequences of such Force Majeure. As soon as the non-performing Party can safely resume performance of its obligations hereunder, that Party shall give the other Party written notice to that effect and shall promptly resume performance. The burden for proving the existence of a Force Majeure event shall be on the Party claiming relief from such Force Majeure. In the event that a Force Majeure event exceeds [ ] in duration, either Party shall be able to terminate the affected Purchase Order(s) without any liability, and any and all amounts paid by Customer with respect to Accepted Purchase Order(s) shall be held by Supplier to be applied to one or more future Purchase Order(s). The following, without limitation, shall not be considered a Force Majeure (in each case, except to the extent such events or conditions themselves are caused solely by a Force Majeure event):
(a) the inability of a Party to make payments as and when due;
(b) the inability of a Party to obtain raw materials or components from suppliers;
(c) general changes in market conditions for raw materials, components, shipping costs;
(d) changes in import duties or tariffs; and
(e) labor disturbances, strikes or disputes that are specific only to a Party and/or its suppliers.

25.11Survival. Neither the expiration nor termination of this First Restated Agreement shall relieve either Party of any obligation previously accrued, nor any obligation persisting, accruing or arising thereafter. Termination or expiration of this First Restated Agreement shall not release either Party from the obligation to make payment to the other Party of all amounts then and thereafter due and payable under this First Restated Agreement. The provisions of Section 11 (Warranty and Product Failures), Section 15 (Indemnity), Section 16 (Confidentiality), Section 19 (Arbitration), Section 25 (General Terms), Section 26 (Consequential Damages), and Section 27 (Limitations) shall survive the expiration or termination of this First Restated Agreement.
25.12Liquidated Damages. The Parties agree that it would be impracticable or extremely difficult to determine the actual damages resulting from certain acts or omissions of Supplier; therefore the Parties further agree that those damages identified as “Liquidated Damages”, excluding any remedied as described in the LTSA, represent a reasonable estimate of fair compensation for the foreseeable losses resulting from Supplier’s acts or omissions, and such damages are not intended to be a penalty upon Supplier. The cumulative liquidated damages due with respect to Products purchased under an Accepted Purchase Order shall not exceed [ ] percent ([ ]%) of the total value of such Purchase Order Price.
26.Consequential Damages. EXCEPT FOR INDEMNIFICATION OBLIGATIONS HEREIN, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF ACTUAL OR ANTICIPATED PROFITS, REVENUES OR PRODUCT; LOSS BY REASON OF SHUTDOWN OR NON-OPERATION; INCREASED EXPENSE OF OPERATION, BORROWING OR FINANCING; LOSS OF USE OR PRODUCTIVITY; AND INCREASED COST OF CAPITAL), WHETHER THE CLAIM IS BASED ON CONTRACT, TORT, STRICT LIABILITY, OR ANY OTHER THEORY OF LAW OR EQUITY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FOR AVOIDANCE OF DOUBT, LIQUIDATED DAMAGES AMOUNTS AGREED HEREIN SHALL NOT BE CONSIDERED CONSEQUENTIAL DAMAGES.
27.Limitations. Each Party’s liability hereunder shall in no event exceed the total Purchase Order Price under the applicable Purchase Order(s); provided, however, that notwithstanding the foregoing, no such limitation shall apply to: (a) any indemnification obligations set forth herein; (b) any liability pursuant to Section 16 (Confidentiality); and/or (c) the gross negligence or willful misconduct of a Party.
28.Security Interest. Subject to Section 4.2, Customer acknowledges and agrees that Supplier will have the right to make any security filings, including protective filings under the Uniform Commercial Code, to defend and protect Supplier’s right, title and interest in and to the Products. Supplier agrees to release any security interests on any Products once title has passed to Customer in accordance with Section 4.4.
29.Trade Credit Insurance. To secure the payment obligations of Customer to Supplier, Supplier shall have the right to obtain trade credit insurance (“Trade Credit Insurance”), and the cost of such Trade Credit Insurance shall be included in the Purchase Order Price, with payment terms and credit limits more particularly set forth in Exhibit C.
30.Ethics. Supplier agrees to comply with the Stem Vendor Ethics and Code of Conduct set forth in Exhibit I. Supplier’s acceptance of each Purchase Order shall be deemed a representation and warranty that Supplier shall comply with, and cause all of its subcontractors and sub-suppliers to comply with, all applicable law in effect at the time of such Purchase Order acceptance that prohibits the importation into the United States of any Products or Product Components that were manufactured with forced or involuntary labor. Supplier shall be responsible for ensuring adequate supply chain traceability for Products or Product Components for successful importation of such Products or Product Components into the United States.

31.    Discontinued Products.
1.1Definitions. “Product Discontinuation” means a process by which the electrical or mechanical components of a Product become no longer compatible with Product specification or the Product itself will no longer be in mass production, and there is replacement product then-available that is a compatible replacement. “Last Buy” means the Products that Customer or System Owner purchases from Supplier prior to Product Discontinuation to account for the anticipated rate of defect for such Products.
1.1Product Discontinuation Notice. Supplier shall notify Customer of its plan for Product Discontinuation six (6) months prior to the date on which such Product Discontinuation takes effect. Customer shall determine the Last Buy amount and notify Supplier within sixty (60) days of receiving Supplier’s notification of Product Discontinuation (“Customer’s Last Buy Notice”). Supplier shall confirm the Last Buy amount and supply schedule within thirty (30) days of receiving Customer’s Last Buy Notice.
1.2Product Availability. Product(s) defined in Exhibit A and with an Accepted Purchase Order will be maintained in production for a minimum of eighteen (18) months from the time of Purchase Order acceptance.
32.    Effect of First Restated Agreement. The terms of this First Restated Agreement shall apply to all Purchase Orders accepted on or after March 1, 2022. Purchase Orders accepted prior to March 1, 2022 shall remain unmodified by this First Restated Agreement.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties have executed this First Restated Agreement as of the date first above written.

“SUPPLIER”

Powin Energy Corporation

By:    /s/ Geoff Brown
Printed Name: Geoff Brown
Title: President

Notice Information:

Powin Energy Corporation
[ ]

“CUSTOMER”

Stem, Inc.

By:    /s/ Bill Bush
Printed Name: Bill Bush
Title: CFO

Notice Information:

Stem, Inc.
100 California Street, Floor 14
San Francisco, CA 94111
[ ]

Exhibits:

Exhibit A – List of Products Subject to Agreement
Exhibit B – Liquidated Damages
Exhibit C – Pricing and Order Volumes
Exhibit D – Form of Purchase Order
•Attachment 1 – Statement of Work
•Attachment 2 – Division of Responsibility
•Attachment 3 – Project Schedule
•Attachment 4 – Payment Schedule
•Attachment 5 – Limited Commercial Warranty
oSchedule A – Project Information; Warranty Eligible Equipment
oSchedule B – Performance Guarantee
oSchedule C – Technical Specifications
oSchedule D – Warranty Claim Process; Warranty Acknowledgment Times
oSchedule E – Covered Equipment User Manuals
oSchedule F – Form of Notice of Assignment
•Attachment 6 – Invoice and Account Setup Form
•Attachment 7 – Liquidated Damages Summary
•Attachment 8 – Long-Term Services Agreement (if applicable)
Exhibit E-1 – Form of Limited Commercial Warranty
Exhibit E-2 – Form of Performance Guarantee
Exhibit E-3 – Form of Long-Term Services Agreement
Exhibit F-1 – Supplier Insurance Requirements
Exhibit F-2 – Customer Insurance Requirements
Exhibit G – Form of Change Order
Exhibit H – Form of Commissioning Certificate
•Attachment 1 – Form of Commissioning Checklist
Exhibit I – Stem Vendor Ethics and Code of Conduct
Exhibit J – Notice of Installation Completion Form